Exhibit 2.3
EXECUTION VERSION
VOTING AGREEMENT
          This VOTING AGREEMENT, dated as of May 15, 2008 (this “Agreement”), is made by and between Scott R. Silverman, an individual (“Stockholder”) and The Stanley Works, a Connecticut corporation (“Purchaser”).
RECITALS
          WHEREAS, concurrently with the execution and delivery of this Agreement, VeriChip Corporation, a Delaware corporation (“Seller”), and Purchaser are entering into a Stock Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Purchase Agreement”), which provides, among other things, for Purchaser to acquire 100% of the outstanding capital stock of Xmark Corporation (the “Company”), a corporation governed under the laws of Canada and a wholly-owned subsidiary of Seller (the transactions contemplated by the Purchase Agreement and this Agreement, the “Transactions”);
          WHEREAS, as a condition to entering into the Purchase Agreement, Purchaser has required that Stockholder enter into this Agreement, and Stockholder desires to enter into this Agreement to induce Purchaser to enter into the Purchase Agreement; and
          WHEREAS, as of the date hereof, Stockholder is the record and Beneficial Owner (as defined below) of 866,111 shares of common stock, par value $0.01 per share, of Seller (“Shares”) (together with such additional Shares as they become Beneficially Owned by Stockholder after the date hereof, the “Owned Shares”), which Shares represent 5.0% of the outstanding shares and voting power of the outstanding capital stock of Seller.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
1. Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement. In addition, for purposes of this Agreement:
          “Agreement” shall have the meaning set forth in the opening paragraph.
          “Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.
          “Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.
          “Company” shall have the meaning set forth in the recitals.
          “Currently Owned Shares” shall have the meaning set forth in Section 7(c).
          “Owned Shares” shall have the meaning set forth in the recitals.
          “Purchase Agreement” shall have the meaning set forth in the recitals.

          “Purchaser” shall have the meaning set forth in the opening paragraph.
          “Recommendation Change” means if (i) the Board of Directors of Seller has received a Takeover Proposal that such Board determines, in good faith by resolution duly adopted, constitutes a Superior Proposal and (ii) the Board determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to withdraw or modify the Board Recommendation to comply with its fiduciary duties to the stockholders of Seller under applicable Law.
          “Seller” shall have the meaning set forth in the recitals.
          “Shares” shall have the meaning set forth in the recitals.
          “Stockholder” shall have the meaning set forth in the opening paragraph.
          “Transactions” shall have the meaning set forth in the recitals.
          “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
2. No Disposition or Solicitation. (a) Except as set forth in Section 5 of this Agreement, Stockholder undertakes that Stockholder shall not (i) Transfer or agree to Transfer any Owned Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares. The restrictions in Section 5 shall remain valid until this Agreement terminates pursuant to Section 9 hereof.
     (b) Stockholder undertakes that, in his capacity as a stockholder of the Company and except as contemplated by Section 10, Stockholder shall not, and shall cause his investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of Seller determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Takeover Proposal received after the date hereof other than in breach of Section 5.4 of the Purchase Agreement constitutes or is reasonably likely to lead to a Superior Proposal and the Board of Directors of Seller determines that it is reasonably necessary to take the actions described in clauses (A) and (B) of Section 5.4(a) of the Purchase Agreement to comply with its fiduciary duties to the stockholders of Seller under applicable Law, Stockholder (and his investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives) shall be entitled (for so long as, to the knowledge of Stockholder, such Takeover Proposal remains outstanding and such determination of the Board of Directors of Seller remains applicable and has not been reversed by a subsequent determination) to participate in discussions and negotiations with the Person making such Takeover Proposal (and its representatives). Stockholder shall keep Purchaser reasonably apprised on a reasonably prompt basis as to the status of any such discussions and/or negotiations and shall promptly (within 48 hours) provide to Purchaser copies of any material written communications delivered or received by Stockholder in connection with such discussions and/or negotiations.
3. Stockholder Vote. Stockholder undertakes that (a) unless there shall have been a Recommendation Change, at such time as the Seller conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving the Purchase Agreement and/or any of the Transactions contemplated thereby, Stockholder shall vote, or provide a consent with respect to, all then-outstanding Shares Beneficially Owned by Stockholder in favor of the Purchase Agreement and the Transactions and (b) Stockholder shall (at each meeting of stockholders and in connection with each consent solicitation) vote all then-outstanding Shares Beneficially Owned by Stockholder against, and not provide consents to, (i) any and all Takeover Proposals, and (ii) any and all actions that would reasonably be expected to delay, prevent or frustrate the Transactions or the transactions contemplated by this Agreement or the satisfaction of any of the conditions set forth in Article VI of the Purchase Agreement. Without limiting the foregoing and subject to Section 9 hereto, it is understood that except as and to the extent set forth in clause (a) above, the obligations under this Section 3 shall not be affected by any Adverse Recommendation Change or other recommendation or position of the Seller’s Board of Directors.
4. Reasonable Efforts to Cooperate. (a) Stockholder hereby consents to the publication and disclosure in the Proxy Statement, if any (and, as and to the extent otherwise required by securities Laws or the SEC or securities authorities, any other documents or communications provided by Seller, Purchaser or the Company to any Governmental Entity or to securityholders of the Seller), of Stockholder’s identity and Beneficial Ownership of the Owned Shares and the nature of Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Seller, a copy of this Agreement. Stockholder will promptly provide any information reasonably requested by the Company, Seller or Purchaser for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
5. Irrevocable Proxy. (a) In furtherance of the agreements contained in Section 3 of this Agreement, Stockholder hereby irrevocably grants to, and appoints, each of Purchaser and each of the executive officers of Purchaser, in their respective capacities as officers of Purchaser, as the case may be, and any individual who shall hereafter succeed to any such office of Purchaser, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all Shares Beneficially Owned by Stockholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Shares and to execute and deliver a proxy to vote such Shares, in each case solely to the extent and in the manner specified in Section 3. It being understood that the proxy granted pursuant to this Section 5 shall be solely with regard to the approval of the Purchase Agreement and the transactions contemplated thereby and the other matters set forth in Section 3, and any other matter to be voted on by Stockholder as a stockholder of the Seller shall not be subject to the proxy granted herein.

     (b) Stockholder represents and warrants to Purchaser that all proxies heretofore given in respect of the Owned Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.
     (c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by Stockholder in connection with, and in consideration of, the execution of the Purchase Agreement by Purchaser, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 9, may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.
     (d) The proxy granted in this Section 5 shall remain valid until this Agreement terminates pursuant to Section 9 hereof.
6. Further Action. If any further action is necessary or desirable to carry out the purposes of this Agreement, Stockholder shall take all such action reasonably requested by Purchaser except as otherwise contemplated by Section 10.
7. Representations and Warranties of Stockholder. Stockholder represents and warrants to Purchaser as follows:
     (a) Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his obligations hereunder.
     (b) This Agreement has been duly and validly executed and delivered by Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Purchaser, constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.
     (c) As of the date hereof, Stockholder is the sole Beneficial Owner of 866,111 Owned Shares (the “Currently Owned Shares”), and currently has the power to vote 555,000 of such Currently Owned Shares. The number of such Currently Owned Shares that are issued and outstanding is 555,000. Stockholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Currently Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement, and the restrictions on Transfer under applicable securities Laws). The Currently Owned Shares constitute all of the capital stock of Seller that is Beneficially Owned by Stockholder as of the date hereof.
     (d) The execution and delivery of this Agreement by Stockholder does not and the performance of this Agreement by Stockholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties is bound, (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Stockholder or any of its properties or (iii) constitute a violation by Stockholder of any Law applicable to Stockholder, except for any violation, conflict or consent in clause (i), (ii) and (iii) as would not reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.
     (e) Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.
8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Stockholder as follows:
     (a) Purchaser has all necessary power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and no further proceedings or actions on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     (b) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming it has been duly and validly executed and delivered by Stockholder, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.
     (c) The execution and delivery of this Agreement by Purchaser does not and the performance of this Agreement by Purchaser will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties is bound (or any of the constituent documents of Purchaser), (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Purchaser or any of its properties or (iii) constitute a violation by Purchaser of any Law applicable to Purchaser, except for any violation, conflict or consent in clause (i), (ii) and (iii) as would not reasonably be expected to materially impair the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.
9. Termination. This Agreement shall terminate upon the earliest of (a) the Closing Date, (b) in the event that the Purchase Agreement is validly terminated pursuant to Section 7.1(b)(iii), 7.1(c)(ii), 7.1(c)(iv) or 7.1(d)(ii), the date that is seven months and fifteen days after the date of such termination, (c) in the event that the Purchase Agreement is validly terminated pursuant to Section 7.1(b)(i) or Section 7.1(c)(i) and after the date of the Purchase Agreement but prior to the date of such termination a Takeover Proposal or a communication relating to a potential

Takeover Proposal shall have been made known to Seller (or any director or officer of Seller) or shall have been made directly to Seller’s stockholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make a Takeover Proposal, the date that is seven months and fifteen days after the date of such termination, (d) in the event that the Purchase Agreement is validly terminated in accordance with its terms other than pursuant to those sections listed in clause (b) or (c) above, concurrently with the termination of the Purchase Agreement and (e) the date of amendment of the Purchase Agreement, unless such amendment has been previously agreed to in writing by Stockholder. Any such termination of this Agreement shall be without prejudice to liabilities arising hereunder before such termination of this Agreement.
10. Stockholder Capacity. Notwithstanding anything herein to the contrary, Stockholder has entered into this Agreement solely in Stockholder’s capacity as the Beneficial Owner of Shares, and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by Stockholder in his capacity as such and any such actions taken or omitted to be taken by Stockholder shall not be deemed to constitute a breach of this Agreement.
     11. Miscellaneous.
     (a) Entire Agreement; No Third Party Beneficiaries. This Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.
     (b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
     (c) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that Purchaser may transfer any of its rights and obligations to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void.
     (d) Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
     (e) Extension; Waiver. At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Stockholder, to:

VeriChip Corporation 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445 Attention: Scott R. Silverman Facsimile: 561-805-8001

with a copy to:

Holland & Knight LLP One East Broward Boulevard, Suite 1300 Fort Lauderdale, Florida 33301 Attention: Tammy Knight Facsimile: 954-463-2030

If to Purchaser, to:

The Stanley Works 1000 Stanley Drive New Britain, Connecticut 06053 Attention: Corporate Secretary Facsimile: 860-827-3911

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Ethan Klingsberg Facsimile: 212-225-3999
     (g) Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     (h) Specific Performance. In addition to any remedies available at law or otherwise, each party shall be entitled to equitable relief, including specific performance, in the event of any breach or threatened breach of this Agreement.
     (i) Governing Law; Jurisdiction. (1) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.
          (2) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(f) (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     (j) Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (k) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

EXECUTION VERSION
     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

/s/ Scott R. Silverman

Name: Scott R. Silverman

The Stanley Works

By:	/s/ John F. Lundgren

Name: John F. Lundgren
Title: Chairman and CEO
Silverman Voting Agreement